Exhibit 99.1

For Immediate Release

Harmonic Announces First Quarter 2012 Results

Quarterly Bookings Up 8% Year-Over-Year

SAN JOSE, Calif.—April 24, 2012—Harmonic Inc. (NASDAQ: HLIT), a global leader in video infrastructure solutions, today announced its preliminary and unaudited results for the quarter ended March 30, 2012.

Net revenue for the first quarter of 2012 was $127.7 million, compared to $132.8 million in the first quarter of 2011. As previously announced, net revenue for the first quarter of 2012 was adversely impacted by an unexpectedly slow order rate in the early part of the quarter and a decline in demand from European customers throughout the quarter.

Total bookings in the first quarter of 2012 were approximately $142.5 million, up 8% from approximately $131.6 million for the first quarter of 2011.

The Company reported a GAAP net loss for the first quarter of 2012 of $7.5 million, or ($0.06) per share, compared to GAAP net income of $0.5 million, or $0.00 per share, for the first quarter of 2011. Non-GAAP net income for the first quarter of 2012 was $3.2 million, or $0.03 per diluted share, compared to $10.3 million, or $0.09 per diluted share, for the first quarter of 2011. See “Use of Non-GAAP Financial Measures” and “GAAP to Non-GAAP Net Income (Loss) Reconciliation” below.

For the first quarter of 2012, Harmonic had GAAP gross margins of 42% and GAAP operating margins of (7%), compared to 47% and 0%, respectively, for the same period of 2011. Non-GAAP gross margins were 47% and non-GAAP operating margins were 3% for the first quarter of 2012, compared to 51% and 10%, respectively, for the same period of 2011. As previously announced, gross margins for the first quarter of 2012 were impacted by a revenue mix with lower video processing sales and increased cable edgeQAM sales. The Company’s new edgeQAM products initially carry lower gross margins, but are expected to enable future sales of higher margin software licenses as network traffic increases.

As of March 30, 2012, the Company had cash, cash equivalents and short-term investments of $168.5 million, up from $161.8 million as of December 31, 2011 and $117.3 million as of April 1, 2011. In a separate press release, Harmonic also announced today that its board of directors has approved the repurchase of up to $25 million of the Company’s common stock.

“We got off to an unusually slow start in the first quarter and our European business remained soft throughout the quarter, but our bookings growth in other geographies underscores the fundamental strength of our business,” said Patrick Harshman, president and chief executive officer. “During the first quarter, we saw robust demand for our HectoQAM product and record professional services and support bookings. We’re also encouraged by the positive customer response to the introductions of our powerful new playout, distribution and multiscreen delivery solutions.

“While we have uncertain near-term visibility regarding our European business, we continue to expect sequential growth in the second quarter and believe that the global proliferation of video content and media outlets, along with increasing demand for higher quality video in every format delivered over bandwidth constrained networks, plays to our core strengths.”

Business Outlook

Harmonic anticipates net revenue in a range of $130 million to $140 million for the second quarter of 2012. GAAP gross margins and operating expenses for the second quarter of 2012 are expected to be in the range of 44% to 46% and $62 to $63 million, respectively. Non-GAAP gross margins and operating expenses for the second quarter of 2012, which will exclude charges for stock-based compensation and the amortization of intangibles, are anticipated to be in the range of 49% to 51% and $56 million to $57 million, respectively.

Conference Call Information

Harmonic will host a conference call today to discuss its financial results at 2:00 P.M. Pacific (5:00 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1.706.634.9047 (conference identification code 67072332). The replay will be available after 6:00 P.M. Pacific at the same website address or by calling +1.404.537.3406 (conference identification code 67072332).

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About Harmonic Inc.

Harmonic Inc. (NASDAQ: HLIT) provides infrastructure that powers the video economy. The company enables content and service providers to efficiently create, prepare, and deliver differentiated video services for television and new media platforms. More information is available at www.harmonicinc.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our expectations: regarding our final results for the first quarter ended March 30, 2012; regarding higher margin software licenses as network traffic increases, regarding uncertain near-term visibility of our European business; regarding sequential growth in the second quarter; that the global proliferation of video content and media outlets, along with increasing demand for higher quality video in every format delivered over bandwidth constrained networks, play to our core strengths; and regarding net revenue, GAAP gross margins, GAAP operating expenses, non-GAAP gross margins and non-GAAP operating expenses for the second quarter of 2012. Our expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility, in no particular order, that: the trends toward more high-definition, on-demand and anytime, anywhere video will not continue to develop at its current pace, or at all; the possibility that our products will not generate sales that are commensurate with our expectations or that our cost of revenue or operating expenses may exceed our expectations; the mix of products and services sold in various geographies and the effect it has on gross margins; delays or decreases in capital spending in the cable, satellite and telco and broadcast and media industries; customer concentration and consolidation; the impact of general economic conditions, including as a result of recent turmoil in the global financial markets, particularly on our European and other international sales and operations; our ability to develop new and enhanced products and market acceptance of new or existing Harmonic products; losses of one or more key customers; risks associated with Harmonic’s international operations; inventory management; the lack of timely availability of parts or raw materials necessary to produce our products; the impact of increases in the prices of raw materials and oil; the effect of competition; difficulties associated with rapid technological changes in Harmonic’s markets; risks associated with unpredictable sales cycles; our dependence on contract manufacturers and sole or limited source suppliers; the effect on Harmonic’s business of natural disasters; and the risks that our international sales and support center will not provide the operational or tax benefits that we anticipate or that its expenses exceed our plans. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.

Editor’s Note: Product and company names used here are trademarks or registered trademarks of their respective companies.

CONTACTS:

Carolyn Aver Chief Financial Officer Harmonic Inc. +1.408.542.2500	Michael Newman, StreetConnect Investor Relations for Harmonic Inc. +1.408.542.2760 hlit@stct.com

Harmonic Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 30, 2012	December 31, 2011
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$81,019	$90,983
Short-term investments	87,440	70,854
Accounts receivable, net	111,753	109,886
Inventories	65,545	70,649
Deferred income taxes	29,897	28,032
Prepaid expenses and other current assets	18,893	21,474

Total current assets	394,547	391,878
Property and equipment, net	40,439	40,469
Goodwill, intangibles and other assets	295,069	301,819

Total assets	$730,055	$734,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,481	$30,537
Income taxes payable	871	2,290
Deferred revenue	35,803	33,095
Accrued liabilities	39,050	46,896

Total current liabilities	107,205	112,818

Income taxes payable, long-term	47,809	47,307
Deferred income taxes, long-term	1,259	655
Other non-current liabilities	9,660	9,070

Total liabilities	165,933	169,850

Stockholders’ equity:
Common stock	2,440,276	2,433,280
Accumulated deficit	(1,875,617)	(1,868,089)
Accumulated other comprehensive loss	(537)	(875)

Total stockholders’ equity	564,122	564,316

Total liabilities and stockholders’ equity	$730,055	$734,166

Harmonic Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	March 30, 2012	April 1, 2011
	(In thousands, except per share amounts)
Net revenue	$127,721	$132,835
Cost of revenue	74,059	70,980

Gross profit	53,662	61,855

Operating expenses:
Research and development	27,829	26,149
Selling, general and administrative	32,311	33,564
Amortization of intangibles	2,179	2,229

Total operating expenses	62,319	61,942

Loss from operations	(8,657)	(87)

Interest and other income (expense), net	522	(15)

Loss before income taxes	(8,135)	(102)

Benefit from income taxes	(607)	(618)

Net income (loss)	$(7,528)	$516

Net income (loss) per share:
Basic	$(0.06)	$0.00

Diluted	$(0.06)	$0.00

Weighted average shares:
Basic	117,275	113,836
Diluted	117,275	116,109

Harmonic Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended
	March 30, 2012	April 1, 2011
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(7,528)	$516
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangibles	7,539	7,371
Depreciation	3,798	3,403
Stock-based compensation	4,800	6,002
Net loss on disposal of fixed assets	—	61
Deferred income taxes	(1,262)	76
Other non-cash adjustments, net	(8)	121
Changes in assets and liabilities:
Accounts receivable, net	(1,863)	(10,277)
Inventories	5,104	(732)
Prepaid expenses and other assets	1,892	998
Accounts payable	936	(3,616)
Deferred revenue	2,740	4,430
Income taxes payable	(929)	(6,748)
Accrued and other liabilities	(7,255)	(9,288)

Net cash provided by (used in) operating activities	7,964	(7,683)

Cash flows from investing activities:
Purchases of investments	(36,654)	(41,813)
Proceeds from sales and maturities of investments	19,833	7,899
Acquisition of property and equipment	(3,715)	(4,957)

Net cash used in investing activities	(20,536)	(38,871)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,479	9,570

Net cash provided by financing activities	2,479	9,570

Effect of exchange rate changes on cash and cash equivalents	129	123

Net decrease in cash and cash equivalents	(9,964)	(36,861)
Cash and cash equivalents at beginning of period	90,983	96,533

Cash and cash equivalents at end of period	$81,019	$59,672

Harmonic Inc.

Revenue Information

(Unaudited)

	Three months ended
	March 30, 2012		April 1, 2011
	(In thousands, except percentages)
Product
Video Processing	$52,681	41%	$63,758	48%
Production and Playout	20,878	16%	20,933	16%
Edge and Access	36,808	29%	31,176	23%
Services and Support	17,354	14%	16,968	13%

Total	$127,721	100%	$132,835	100%

Geography
United States	$60,854	48%	$58,954	44%
International	66,867	52%	73,881	56%

Total	$127,721	100%	$132,835	100%

Market
Cable	$61,754	48%	$55,920	42%
Satellite and Telco	25,859	21%	35,152	27%
Broadcast and Media	40,108	31%	41,763	31%

Total	$127,721	100%	$132,835	100%

Note: We have revised our market categories to combine the Telco revenue with the Satellite category. The data for prior periods has been revised to conform with this presentation.

Use of Non-GAAP Financial Measures

In establishing operating budgets, managing its business performance, and setting internal measurement targets, the Company excludes a number of items required by GAAP. Management believes that these accounting charges and credits, most of which are non-cash or non-recurring in nature, are not useful in managing its operations and business. Historically, the Company has also publicly presented these supplemental non-GAAP measures in order to assist the investment community to see the Company “through the eyes of management,” and thereby enhance understanding of its operating performance. The non-GAAP measures presented here are gross margins, operating expense, net income and net income per share. The presentation of non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP, and is not necessarily comparable to non-GAAP results published by other companies. A reconciliation of the historical non-GAAP financial measures discussed in this press release to the most directly comparable historical GAAP financial measures is included with the financial statements contained in this presentation. The non-GAAP adjustments described below have historically been excluded from our GAAP financial measures. These adjustments are excess facilities charges and non-cash items, such as stock-based compensation expense, amortization of intangibles, and discrete tax items and adjustments.

Harmonic Inc.

GAAP to Non-GAAP Net Income (Loss) Reconciliation

(Unaudited)

	Three months ended
	March 30, 2012			April 1, 2011
	Gross Profit	Operating Expense	Net Income (Loss)	Gross Profit	Operating Expense	Net Income
	(In thousands, except per share amounts)
GAAP	$53,662	$62,319	$(7,528)	$61,855	$61,942	$516

Cost of revenue related to stock-based compensation expense	794	—	794	747	—	747
Research and development expense related to stock-based compensation expense		(1,724)	1,724	—	(1,836)	1,836
Selling, general and administrative expense related to stock-based compensation expense	—	(2,282)	2,282	—	(3,419)	3,419
Selling, general and administrative expense related to excess facility costs and other non-recurring expenses	—	—	—	—	(409)	409
Amortization of intangibles	5,360	(2,179)	7,539	5,142	(2,229)	7,371
Discrete tax items and adjustments	—	—	(1,659)	—	—	(4,038)

Non-GAAP	$59,816	$56,134	$3,152	$67,744	$54,049	$10,260

GAAP net income (loss) per share - basic			$(0.06)			$0.00

GAAP net income (loss) per share - diluted			$(0.06)			$0.00

Non-GAAP net income per share - basic			$0.03			$0.09

Non-GAAP net income per share - diluted			$0.03			$0.09

Shares used in per share calculation - basic			117,275			113,836

Shares used in per share calculation - diluted, GAAP			117,275			116,109

Shares used in per share calculation - diluted, non-GAAP			118,134			116,109